EXHIBIT 99.2

PRESS RELEASE

CIRCOR International Announces Filing of Universal

Shelf Registration Statement

Burlington, MA – November 4, 2010 – CIRCOR International, Inc. (NYSE: CIR), a provider of valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets, today announced the filing of a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”). The offering of securities covered by the shelf registration statement is designed to provide the Company with greater flexibility to take advantage of financing opportunities, acquisitions, and other business opportunities when and if such opportunities arise, subject to market conditions and the capital requirements of the Company.

If and when the shelf registration statement is declared effective, it will permit the Company from time to time, to offer and sell up to $400 million of common stock, preferred stock, debt securities, warrants to purchase any such securities, units comprised of any such securities, or any combination thereof in one or more future public offerings. The actual amount and type of securities, or combination of securities, and the terms of those securities, will be determined at the time of sale, if such sale occurs. As of the date of this release, the Company has no specific plans to offer the securities covered by the registration statement, and is not required to offer the securities in the future.

The terms of any offering under the registration statement will be established at the time of the offering and will be described in a prospectus supplement filed with the SEC at the time of the offering. Once declared effective by the SEC, the registration statement would remain in place for a period of three years. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release is not an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CIRCOR International, Inc. CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets. With more than 9,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s culture, built on the CIRCOR Business System, is defined by the Company’s commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company’s investor relations web site at http://investors.circor.com.

Contact:

Frederic M. Burditt

Chief Financial Officer

CIRCOR International

(781) 270-1200